Our ref	VZL\664173\4539829v1
Direct tel	+852 2971 3095
Email	valerie.law@maplesandcalder.com

Youku.com Inc.

11/F, SinoSteel Plaza

8 Haidian Street

Haidian District

Beijing 100080

People’s Republic of China

20 May 2011

Dear Sirs

Youku.com Inc.

We act as Cayman Islands counsel for Youku.com Inc. (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Act”) and the related registration statement filed pursuant to Rule 462(b) of the Act (the “Rule 462(b) Registration Statement”), with respect to the public offering by the Company of Class A ordinary shares with a par value of US$0.00001 (the “Shares”) in the form of American Depositary Shares (the “ADSs”).

We are furnishing this opinion as Exhibit 5.1 to the Rule 462(b) Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	the certificate of incorporation dated 20 September 2005 and the certificate of incorporation on change of name dated 20 June 2008;

1.2	the memorandum and articles of association of the Company as adopted by a special resolution passed on 12 November 2010 and becoming effective, conditional and immediately upon closing of the initial public offering of the Company (the “M&A”);

1.3	the written resolutions of the directors of the Company dated 5 May 2011 (the “Directors’ Resolutions”);

1.4	a certificate from a Director of the Company addressed to this firm dated 20 May 2011, a copy of which is attached hereto (the “Director’s Certificate”);

1.5	a certificate of good standing dated 4 May 2011, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”);

1.6	the Registration Statement and the Rule 462(b) Registration Statement.

2	Assumptions

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director’s Certificate as to matters of fact and the Certificate of Good Standing without further verification and have relied upon the following assumptions, which we have not independently verified:

2.1	copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.2	the genuineness of all signatures and seals; and

2.3	there is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

3	Opinion

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	the Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing and in good standing under the laws of the Cayman Islands;

3.2	the authorised share capital of the Company is US$100,000 divided into 9,340,238,793 Class A ordinary shares of a par value of US$0.00001 each and 659,761,207 Class B ordinary shares of a par value of US$0.00001 each;

3.3	the issuance and allotment of the Shares has been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement and entered in the register of members (shareholders), the Shares will be legally issued, fully paid and non-assessable; and

3.4	the statements under the caption “Taxation” in the Prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

This opinion is subject to the qualification and limitation that under the Companies Law (2010) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any mattes which the Company Law (2010 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

Encl

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